As filed with the Securities and Exchange Commission on November 10, 2011

Registration No. 333-140583
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HARBIN ELECTRIC, INC.
(Exact name of registrant as specified in its charter)

Nevada	98-0403396
(State or other jurisdiction of	(IRS. Employer
incorporation or organization)	Identification Number)

No. 9 Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu
Harbin Kai Fa Qu, Harbin, People’s Republic of China 150060
(Address of Principal Executive Offices)

2005 Stock Option Plan
(Full title of the plan)

Tianfu Yang
Chief Executive Officer
Harbin Electric, Inc.
No. 9 Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu
Harbin Kai Fa Qu, Harbin, People’s Republic of China 150060
(Name and address of agent for service)

86-451-8611-6757

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 is an amendment to the Registration Statement on Form S-8 (Reg. No. 333-140583) (the “Registration Statement”) of Harbin Electric, Inc. (the “Company”).  Effective as of November 1, 2011 (the “Effective Time”), pursuant to Agreement and Plan of Merger, dated as of June 19, 2011 as amended as of October 7, 2011 by and among Tech Full Electric Company Limited (“Parent”), Tech Full Electric Acquisition, Inc., a Nevada corporation and a wholly owned, direct subsidiary of Parent (“Merger Sub”) and the Company, Merger Sub merged with and into the Company with the Company being the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”) and each issued and outstanding shares of common stock of the Company, other than certain excluded shares, was converted into the right to receive $24.00 per share in cash, without interest.  As a result of the Merger, the offerings under the Registration Statement have been terminated.  In accordance with the undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement which remain unsold at the termination of the offerings, the Company hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Harbin, People’s Republic of China on November 2, 2011.

Harbin Electric, Inc.

By:	/s/ Tianfu Yang
Tianfu Yang
Chairman and Chief Executive Officer

Note:  No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.